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                                                                  Exhibit 10.1

               [Wexford Clearing Services Corporation Letterhead]

                   Agreement for Securities Clearance Services
                              Maxcor Financial Inc.

This letter sets forth our agreement (the "Agreement"), made as of March 20, 2000, concerning certain clearing services to be performed by Wexford Clearing Services Corp. ("Wexford"), a wholly owned, fully guaranteed subsidiary of Prudential Securities Inc. ("PSI"), for Maxcor Financial Inc. ("Introducing Firm") with respect to transactions of Approved Counterparties (as defined below) in the securities specified in Exhibit A hereto ("Specified Securities"). It is understood and agreed that this Agreement is contingent upon the approval of the New York Stock Exchange, Inc. ("NYSE").

1.   Certain Definitions

         A. "Applicable Rules" are, to the extent applicable, the Securities Act of 1933 and The Exchange Act of 1934, all rules and regulations thereunder and interpretations by the Securities and Exchange Commission ("SEC"), the rules and regulations of the National Association of Securities Dealers ("NASD") and the NYSE, all as in effect from time to time.

         B. An "Approved Counterparty" is a dealer trading with Introducing Firm or a customer of Introducing Firm, which Wexford as of the date of this Agreement is accepting as a counterparty for trades brokered by Introducing Firm or to which Wexford hereafter sends a letter in the form of Exhibit B and which, in either case, Wexford continues to consider acceptable; provided, however, that (i) Wexford will make no material changes to the form of Exhibit B without the prior consent of Introducing Firm and (ii) any decision by Wexford to change the status of an Approved Counterparty will be communicated either orally and followed by fax or in writing to Introducing Firm in advance of its implementation.

         C. A "Back-to-Back Transaction" occurs where Introducing Firm (i) has executed in a recorded conversation a sale by an Approved Counterparty to be settled by Wexford's parent, PSI, ("Side One") of Specified Securities and a buy to be settled by Wexford's parent, PSI, by another Approved Counterparty of Specified Securities ("Side Two"), (ii) has confirmed that Side One and Side Two agree on all details of the trade that must be met in order to settle (i.e. that Side One and Side Two are Validated Transactions) and (iii) has transmitted Side One and Side Two to Wexford on the same day.

         D. "Clearing Corporation" means CEDEL/Euroclear or any other clearing organization that settles Transactions that Wexford clears for Introducing Firm.

         E. A "Matching Back-to-Back Transaction" is a Back-to-Back Transaction with respect to which the counterparty to Side One and Side Two have both submitted instructions to the Clearing Corporation in the form required to settle Side One and Side Two, and a "Matching Transaction" is a Back-to-Back Transaction with respect to which only one counterparty has submitted instructions to the Clearing


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              Corporation in the form required to settle the side to which such counterparty is a party.

         F. "Transactions" are any trades transmitted by Introducing Firm hereunder to Wexford for clearing and settlement.

         G. A "Validated Transaction" is a sale or purchase of Specified Securities with an Approved Counterparty for which the Introducing Firm has confirmed all of the trade details necessary for settlement.

2.   Responsibilities of Introducing Firm

         A.   Transmitting Transactions

                  Introducing Firm shall execute orders for purchases and sales of Specified Securities by Approved Counterparties and transmit the Transactions to Wexford three times a day, at approximately 12:00 p.m. and 3:00 p.m., and by no later than 6:00 p.m. Eastern Standard Time
         (EST), (the last of which being referred to as the "Cut-Off Time"). Any Transactions that Wexford receives after the Cut-Off Time shall be subject to the additional fees set forth on Schedule A hereto.

                  (i)      Transmitting Back-to-Back Transactions

                  Introducing Firm shall not transmit to Wexford any Transaction that, by the Cut-Off Time, is not a Back-to-Back Transaction, with the following exception. Notwithstanding anything to the contrary in the Additional Terms forming a part of Exhibit B (the "Additional Terms"), Introducing Firm may transmit only Side One or Side Two, if at the end of the trading day one of the two sides is not a Validated Transaction, subject to the aggregate amount of such one-sided Transactions not exceeding a limit established by Wexford and communicated to Introducing Firm from time to time. Introducing Firm shall exert reasonable best efforts to transmit a Validated Side One or Side two the following business day. If Introducing Firm has not done so by the end of the day after the settlement date, Wexford may, upon prior notice to Introducing Firm, on the second day after settlement date buy in or sell out the securities to settle the other side. Introducing Firm shall be liable for all loss, costs and expenses relating thereto to the extent set forth in Sections 2.D. and 5.A. The foregoing right of Introducing Firm to delay the transmission of one side is subject to
         (i) termination at any time that Wexford deems that it is no longer prudent to accept only one side and (ii) satisfactory amounts on deposit in the Collateral Account, in Wexford's sole discretion. In any event, such one-sided Transactions shall give rise to the additional fees established in Section 3.A. (iii) and Schedule A, regardless of when after trade date Introducing Firm transmits to Wexford the other side of the Transaction.

         B.       Responsibility for Accounts

              Except as otherwise specified in this Agreement, Introducing Firm shall be solely responsible for the opening, approving and monitoring of counterparties (the "Accounts"), and ensuring that Transactions are in compliance with the Applicable Rules. Such responsibility, where applicable, includes, but is not limited to:


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                  (i) Using due diligence to learn and on a continuing basis to know the essential facts of each customer, knowing all persons holding power of attorney over any Account, being familiar with each order in any Account and at all times to comply fully with Rule 405 of the NYSE and the Conduct Rules of the NASD, and any interpretations thereof, and all similar Applicable Rules; (ii) selecting, investigating, training and supervising all personnel who open, approve or authorize transaction in the Accounts; (iii) establishing written procedures for the conduct of the Accounts and ongoing review of all Transactions in Accounts, and maintaining compliance and supervisory personnel adequate to implement such procedures; (iv) determining the suitability of all Transactions; (v) ensuring that there is a reasonable basis for all recommendations made; (vi) determining the appropriateness of the frequency of trading in Accounts; (vii) determining the authorization and legality of each transaction in the Account; (viii) determining the amount of any difference between the prices paid or received by an Account for a Specified Security and the prices paid or received by Wexford for said Specified Security; (ix) obtaining and maintaining all documents necessary for the performance of Introducing Firm's responsibilities under this Agreement and retaining such documents in accordance with all the Applicable Rules; (x) responding to all its customer inquiries and complaints, and promptly notifying Wexford in writing of complaints concerning Wexford; (xi) arranging for completion of all Wexford forms and providing any supporting documents required for the opening and maintenance of the Account and
                  (xii) promptly furnishing Wexford with all information concerning its customer and Introducing Firm's relationship with its customer and any related documents that Wexford may reasonably require. Nothing herein shall restrict Wexford from making any further inquiry or investigation, as Wexford deems necessary.

         Introducing Firm authorizes and directs Wexford to (i) furnish promptly any written customer complaint received by Wexford, regarding Introducing Firm or its associated persons and relating to functions and responsibilities allocated to Introducing Firm, directly to Introducing Firm and to Introducing Firm's designated examining authority, and (ii) notify the customer, in writing, that Wexford has received the complaint and that the complaint has been furnished to Introducing Firm and Introducing Firm's designated examining authority. All other correspondence in the nature of customer inquiries or customer complaints relating to functions and responsibilities allocated to Wexford is to be directed to and responded to by Wexford. All such correspondence (including customer inquiries and complaints) is to be reviewed and replied to by Wexford or Introducing Firm depending on who is responsible for the function which is the subject matter of the correspondence. If such correspondence is not directed to the appropriate party initially, Wexford or Introducing Firm shall promptly forward such correspondence to the appropriate party.

         C.       Volume Limitations

         Introducing Firm shall not transmit to Wexford more than the number of Transactions per day that Wexford informs Introducing Firm from time to time constitute the Introducing Firm's volume limit, as set by Wexford in its reasonable discretion, acting in good faith. Any Transactions in excess of the volume limitation, as in effect from time to time, may be rejected by Wexford unless Wexford has earlier indicated orally or in writing in the course of the applicable day that it will accept such Transactions.

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         D.   Indemnification

         Introducing Firm agrees to indemnify and hold harmless Wexford, its officers, directors, employees and affiliates, against any and all losses, costs, claims and expenses (including reasonable attorneys' fees), as incurred, (a) arising out of (i) Wexford acting as clearing broker for Introducing Firm pursuant to this Agreement, (ii) Introducing Firm's failure to perform its obligations under this Agreement or the willful misconduct of Introducing Firm, and (b) constituting Introducing Firm Failure Costs or Counterparty Failure Costs (all referred to as "Indemnified Losses"), but excluding Credit Failure Costs, as defined in Section 5.B., any indirect or consequential losses, lost opportunity costs, or any Indemnified Loss caused by Wexford's or PSI's negligence, Wexford's or PSI's failure to perform their respective obligations under this Agreement, or Wexford's or PSI's willful misconduct. Wexford shall give Introducing Firm prompt written notice of any matter that may constitute an Indemnified Loss hereunder, and, if the Indemnified Loss involves a third-party claim, the Introducing Firm may, but shall not be obligated to, assume the defense thereof with counsel of its own choosing and at its own expense.

         E.   Recording, Retaining Tapes

         Introducing Firm shall record every trading conversation with counterparties to Transactions and shall retain tapes of all such conversations for at least thirty business days, and longer with respect to specified days, Approved Counterparties or Transactions if Wexford so requests, either orally and confirmed by fax or in writing.

3.   Responsibilities of Wexford

         A.   Clearing

         Subject to the exception described in Section 2. A. (i), Wexford's parent, PSI, is obligated to clear only Matching Back-to-Back Transactions and Matching Transactions with Approved Counterparties in Specified Securities, which entails Wexford's parent, PSI, taking a position as a fully disclosed principal on Side One and on Side Two of Matching Back-to-Back Transactions (or, in the case of Matching Transactions on the side that is matched) pursuant to the following procedure.

                  (i) Upon receipt of a transmission of Back-to-Back
                           Transactions from Introducing Firm, Wexford may, but is not obligated to, check whether all or any number of such Transactions fail to meet the definition of a Back-to-Back Transaction. Subject to the exception established in Section 2.A. (i), any Transaction that does not meet the definition of a Back-to-Back Transaction may be rejected by Wexford, and Wexford's parent, PSI, shall not, unless the Transaction is subsequently accepted by Wexford, be principal to the counterparty nor carry the position on its books.

                  (ii) Wexford shall download to the Clearing Corporation by either the end of the day of trade date or, with respect to Transactions transmitted after the Cut-Off Time, on T +1, the trade details received from Introducing


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                           Broker for each Transaction that Wexford has not
                           rejected pursuant to subsection (i) above.

                  (iii) On the business day following the download of
                           information regarding any Transaction to the Clearing Corporation, Wexford shall review a report from the Clearing Corporation indicating whether any Transactions were not Back-to-Back Transactions or were not Matching Back-to-Back Transactions. In either case, if Introducing Firm has transmitted any Transaction to Wexford other than a Back-to-Back Transaction, Introducing Firm shall pay to Wexford the applicable fees set forth in Schedule A, and, as set forth in Section 5.A., Introducing Firm shall reimburse Wexford for all Introducing Firm Failure Costs. Wexford's parent, PSI, shall settle as fully disclosed principal any Transactions for which Wexford has sent a confirmation, pursuant to Section 3.B. The sending of a confirmation shall mean that Wexford's parent, PSI, has taken a position as principal and is therefore carrying such Transactions on its books, notwithstanding that Introducing Firm remains financially responsible to Wexford hereunder for any Introducing Firm Failure Costs and Counterparty Failure Costs. Upon prior notice to Introducing Firm, Wexford may take commercially reasonable action to settle or liquidate any unmatched Back-to-Back Transactions for which it has sent a confirmation to the counterparty and has submitted settlement instructions to the Clearing Corporation.

         B.   Confirmations

         No later than T+1 or one day after Wexford has received a Transaction, whichever is later, Wexford shall deliver confirmations to all counterparties on Transactions that Wexford has not rejected pursuant to Section 3.A. (i) hereof and that Wexford is obligated to transmit to the Clearing Corporation, pursuant to Section 3.A. (ii). From the time that Wexford transmits a confirmation with respect to a Transaction pursuant to this Section 3.B, its parent, PSI, shall be acting as principal for and carrying such Transaction on its books for regulatory capital purposes. For the avoidance of doubt with respect to any Transaction transmitted to Wexford pursuant to the exception described in Section 2.A (i), Wexford's parent, PSI, shall act as principal for and carry such Transaction on its books for regulatory capital purposes, provided that it is a Validated Transaction, notwithstanding anything to the contrary in the Additional Terms.

         C.   Revenue; Fees

         Wexford shall receive on settled Matching Back-to-Back Transactions and Matching Transactions revenue in the form of commissions of Introducing Firm or the spread between Side One and Side Two. Wexford shall remit to Introducing Firm within five business days of the end of each calendar month such amounts remaining after Wexford deducts (i) its fee, as established in Schedule A, including any additional fees set forth therein for transmissions after the Cut-Off Time pursuant to
         Section 2.A. and for transmissions of non Back-to-Back Transactions pursuant to Section 3.A (iii) ("Fees"), (ii) Introducing Firm Failure Costs, (iii) Counterparty Failure Costs and (iv) amounts for any Indemnified Losses.

         Wexford shall furnish Introducing Firm with a detailed supporting schedule with each revenue payment. Wexford's determination of the amount payable to Introducing Firm


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         with respect to any calendar month shall be conclusive and binding on the parties hereto if Introducing Firm does not object thereto in writing, with details of its objections, within thirty (30) days after its receipt of such supporting schedule and any reasonably requested additional information with respect thereto, provided such request is made no later than 15 days after initial receipt of the supporting schedule.

         D.   Safekeeping/Credit

         Wexford shall be responsible for (i) the delivery and receipt of funds and/or Specified Securities to and from Accounts, as applicable, and for the transfer of Specified Securities to and from Accounts and (ii) the receipt, timely delivery and safeguarding of funds and securities and maintenance of books and records (including preparation and timely transmittal of the trade confirmations and statements) relating to all Transactions settled by Wexford or PSI pursuant to Section 3.A.

         Although Wexford in no way undertakes to extend credit to any Approved Counterparty, if it were to do so, any credit shall be extended in compliance with Regulation T, Rule 431 of the NYSE Rules and any other applicable margin regulations.

         E.   Indemnification

         Wexford agrees to indemnify and hold harmless Introducing Firm, its officers, directors, employees and affiliates, against any and all losses, costs, claims and expenses, reasonable legal fees (including reasonable legal fees incurred in the enforcement of this provision), as incurred, (a) caused by (i) Wexford's or PSI's failure to perform their respective obligations under this Agreement or (ii) Wexford's or PSI's negligence or willful misconduct or (b) constituting Credit Failure Costs, as defined in Section 5.B. (all referred to as "IF Indemnified Losses"), but excluding any indirect or consequential losses, or lost opportunity costs. The Introducing Firm shall give Wexford prompt written notice of any matter that may constitute an IF Indemnified Loss hereunder, and, if the IF Indemnified Loss involves a third party claim, Wexford may, but shall not be obligated to, assume the defense thereof with counsel of its own choosing and at its own expense.

         F.   Reports

         Wexford will provide Introducing Firm with same-day reports of Transactions that do not constitute Back-to-Back Transactions and with daily morning reports, starting with T+1, of Transactions that are not Matching Transactions.

         Simultaneously with the execution of this Agreement, and annually thereafter, Wexford shall furnish to Introducing Firm a list of all reports (i.e., exception and other types of reports) which it offers to Introducing Firm to assist Introducing Firm to supervise and monitor its introduced accounts in order for Introducing Firm to carry out its functions and responsibilities pursuant to this Agreement. These reports are in addition to the data, information or reports provided to Introducing Firm in the ordinary course of providing clearing Services to Introducing Firm. Introducing Firm shall notify Wexford promptly, in writing, of those specific reports offered by Wexford that Introducing Firm requires to supervise and monitor its introduced accounts. Annually, within 30 days of July 1 of each year, Wexford shall give written notice to Introducing Firm's chief executive and compliance officers, indicating, as of the date of such notice, the list of reports offered to


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         Introducing Firm pursuant to this paragraph and specifying those reports that were actually requested by and/or supplied to Introducing Firm as of such date. At the same time, Wexford shall provide a copy of this written notice to Introducing Firm's designated examining authority. Simultaneously with the execution of this Agreement, Introducing Firm shall furnish Wexford with a list of its chief executive and compliance officers and the name of its designated examining authority.

4.   Separate Responsibilities

         Pursuant to NYSE Rule 382, the parties have allocated between themselves in this Agreement responsibility for compliance with all applicable laws, rules and regulations of the SEC, NYSE and NASD. In addition, for purposes of the Securities and Exchange Commission's financial responsibility rules and SIPC, the Introducing Firm's customers will be considered customers of Wexford and not customers of the Introducing Firm; provided, however, that nothing in this Section shall cause the Introducing Firm's customers to be construed or interpreted as customers of Wexford for any other purpose or to negate the intent of any other Section of this Agreement, including, but not limited to, the delineation of responsibilities as set forth elsewhere in this Agreement.

         Each party shall be solely responsible for (i) adherence to Applicable Rules and for the supervision of its own operations area and personnel;
         (ii) compliance with all restricted/control stock requirements, as applicable to it; (iii) compiling and filing its respective regulatory reports, as applicable; and (iv) supplying the other with reasonable access to its relevant records and supplying any information in its possession reasonably requested by such party in order for both parties to properly perform their respective functions under the Agreement. Each party shall be responsible for its own errors with respect to this
         Section 4.

5.   Failure to Match; Failure to Settle; Responsibilities of the Parties

         A.      Not Back-to-Back Transactions/Introducing Firm Failure

         In the event Wexford receives a Transaction that does not meet the definition of a Back-to-Back Transaction for any reason, including without limitation, (i) the failure of Introducing Firm to transmit to Wexford Validated Transactions or (ii) the failure of Introducing Firm to transmit to Wexford Side One and Side Two on the same day, Introducing Firm shall have full responsibility for, and shall pay to Wexford upon demand, all amounts constituting Wexford's reasonable out-of-pocket costs (whether or not already paid), losses and expenses (including reasonable attorneys' fees) arising therefrom including, without limitation, costs to buy-in, borrow or sell-out the securities, to compel performance by the counterparty, or to pay additional personnel or overtime, but only if such additional personnel or overtime costs are beyond the ordinary course of business. All of the foregoing is referred to as "Introducing Firm Failure Costs".

         B.      Settlement Failure/Counterparty Failure

         In the event Wexford has transmitted a Back-to-Back Transaction to the Clearing Corporation that becomes a Matching Back-to-Back Transaction but that (i) fails on settlement date due to failure of the counterparty to deliver securities or cash or (ii) fails


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         to become a Matching Back-to-Back Transaction because of the failure of the counterparty to either Side One or Side Two to send to the Clearing Corporation adequate instructions required for settlement, but excluding in either case counterparty failure due to actual or impending bankruptcy or similar insolvency proceedings or credit issues ("Credit Failure Costs"), Introducing Firm shall be responsible for, and shall pay to Wexford upon demand, all amounts constituting
         Wexford's reasonable out-of-pocket costs (whether or not already paid), losses and expenses (including reasonable attorneys' fees) arising from such fail, including, without limitation, costs to buy-in, borrow or sell-out securities, to compel performance by the counterparty, to pay additional personnel or to pay overtime, but only if such personnel or overtime costs are beyond the ordinary course of business. All of the foregoing costs, losses, and expenses are referred to herein as the "Counterparty Failure Costs".

         C.   Suspension of Certain Trading

         If at any time the number of Transactions (either Side One or Side
         Two), with respect to which the counterparty has not provided Clearing Corporation with matching instructions, reaches an amount that Wexford finds unacceptable Wexford may, acting in good faith, suspend accepting Transactions from Introducing Firm, with respect to that counterparty, immediately upon written or oral notice, until such time that Wexford decides that it is prudent to resume accepting such Transactions hereunder. If at any time the number of Transactions that are not Back-to-Back Transactions reaches an amount that Wexford finds unacceptable (subject to Section 2.A. (i)), Wexford may, acting in good faith, suspend accepting Transactions from Introducing Firm immediately upon written or oral notice, until such time that Wexford decides that it is prudent to resume accepting Transactions hereunder.

         D.   Regulatory Capital

         It is understood that in no event shall Introducing Firm Failure Costs, Counterparty Failure Costs or Indemnified Losses include any costs or expenses of Wexford or PSI incurred in connection with capital charges for Transactions.

         In conformity with the SEC No-Action Letter dated November 3, 1998 and publicly available November 10, 1998 ("No-Action Letter") relating to the capital treatment of assets in the proprietary account of an introducing broker ("PAIB") and to permit Introducing Firm to use PAIB assets in its net capital computations, Wexford and Introducing Firm agree as follows:

         1) Introducing Firm shall identify to Wexford in writing all accounts that are, or from time to time may be, proprietary accounts of Introducing Firm. Wexford shall perform a computation for PAIB assets of Introducing Firm ("PAIB Reserve Computation") in accordance with the customer reserve computation set forth in Rule 15c3-3 under the Securities Exchange Act of 1934 ("Customer Reserve Formula") with the following modifications:

                  A) Any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula may not be included as a credit in the PAIB Reserve Computation;


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                  B) Note E (3) to Rule 15c3-3a which reduces debit balances by
                  1% under the basic method and subparagraph (a)(1)(ii)(A) of Rule 15c3-1 which reduces debit balances by 3% under the alternative method shall not apply; and C) Neither Note E (1) to Rule 15c3-3a nor Exchange Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges shall be applied to the PAIB Reserve Computation.

         2) The PAIB Reserve Computation shall include all proprietary accounts of introducing Firm. All PAIB assets shall be kept separate and distinct from customer assets under the Customer Reserve Formula in Rule 15c3-3.

         3) The PAIB Reserve Computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the Customer Reserve Formula.

         4) Wexford shall establish and maintain a separate "Special Reserve Account for the Exclusive Benefit of Customers" with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 ("PAIB Reserve Account"). Cash and/or qualified securities as defined in the Customer Reserve Formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

         5) If the PAIB Reserve Computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the Customer Reserve Formula of the same date. However, a deposit requirement resulting from the Customer Reserve Formula shall not be satisfied with excess debits from the PAIB Reserve Computation.

         6) Within two business days of entering into this Agreement, Introducing Firm shall notify its designated examining authority in writing (with a copy to Wexford) that it has entered into this Agreement regarding the capital treatment of Introducing Firm's PAIB assets.

         7) Commissions receivable and other receivables of Introducing Firm from Wexford (excluding clearing deposits) that are otherwise allowable assets under Rule 15c3-1 may not be included in the PAIB Reserve Computation, provided the amounts have been clearly identified as receivables on the books and records of Introducing Firm and as payables on the books of Wexford.

         8) If Introducing Firm is a guaranteed subsidiary of Wexford or if Introducing Firm guarantees Wexford (i.e., guarantees all liabilities and obligations) then the proprietary accounts of Introducing Firm shall be excluded from the PAIB Reserve Computation.

         9) Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, Wexford shall by facsimile or telegram immediately notify its designated examining authority and the SEC. Unless a corrective plan is found acceptable by the SEC and the designated examining authority, Wexford shall provide written notification within 5 business days of the date of discovery to Introducing Firm that PAIB assets held by Wexford shall not be deemed allowable assets for net capital purposes. The notification shall also state that if Introducing Firm wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which Introducing Firm must transfer its PAIB assets to another clearing broker, Introducing Firm may choose to keep its assets at Wexford.

         10) Wexford and Introducing Firm shall adhere to the terms of the No Action Letter, including the Interpretations as set forth therein, in all respects.

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         6.   Fees and Charges

         Introducing Firm agrees to pay Wexford the fees and charges set forth in Schedule A hereto.

         7.   Introducing Firm Representations and Covenants

         Introducing Firm represents, warrants and covenants to Wexford as follows:

                  (i) It is a member in good standing of the NASD.

                  (ii) It is and during the term of this Agreement will remain duly registered or licensed and in good standing as a broker/dealer under the Applicable Rules.

                  (iii) It has all the requisite authority in conformity with all Applicable Rules to enter into this Agreement and to retain the services of Wexford in accordance with the terms hereof and has taken all necessary action to authorize the execution of this Agreement and the performance of the obligations hereunder.

                  (iv) It is in compliance, and during the term of this
                           Agreement will remain in compliance with (a) the capital and financial reporting requirements of any and all national securities exchange or other securities exchange and/or securities association of which it is a member, (b) the capital requirements of the Securities and Exchange Commission and (c) the NASD Conduct Rules.

                  (v) It shall provide representatives of any governmental
                           body having jurisdiction over the respective businesses of the parties with reasonable access to the records relating to Accounts and their owners.

                  (vi) It shall keep confidential any information it may
                           acquire as a result of this Agreement regarding the business and affairs of Wexford, which requirements shall survive the termination of this Agreement.

         8.   Wexford and PSI Representations and Covenants

         Each of PSI and Wexford represents, warrants and covenants to Introducing Firm as follows:

                  (i) Each of PSI and Wexford is a member in good standing
                           of the NASD and of the NYSE.

                  (ii) Each of PSI and Wexford is and during the term of
                           this Agreement will remain duly licensed and in good standing as a broker/dealer under the Applicable Rules.

                  (iii) Each of PSI and Wexford has all the requisite
                           authority, in conformity with all Applicable Rules to enter into and perform this Agreement and has taken all necessary action to authorize the execution of this Agreement and the performance of the obligations hereunder.

                  (iv) Each of PSI and Wexford is in compliance, and during
                           the term of this Agreement will remain in compliance with (a) the capital and financial reporting requirements of every national securities exchange and/or other securities exchange or association of which it is a member, (b) the capital requirements of the Securities and Exchange Commission and (c) the NASD Conduct Rules.

                  (v) The names and addresses of Introducing Firm's
                           customers which have or which may come to Wexford's or PSI's attention in connection with the clearing and related functions it has assumed under this Agreement are confidential and shall not be utilized by Wexford or PSI except in connection with the functions performed by Wexford and PSI pursuant to this Agreement. Notwithstanding the foregoing, should any customer of Introducing Firm request, on an unsolicited basis that Wexford become its broker, acceptance of such Account by Wexford and PSI shall in no way violate this representation and warranty, nor result in a breach of this Agreement.

                  (vi) Each of PSI and Wexford shall keep confidential any
                           information it may acquire as a result of this Agreement regarding Introducing Firm's business and affairs, which requirement shall survive the termination of this Agreement.

         9.   Nature of Relationship

              A. Wexford shall limit its services pursuant to the terms of this Agreement to that of the clearing and the specified related functions described herein, and Introducing Firm shall not hold itself out as an agent of Wexford or of any subsidiary or company controlled directly or indirectly by or affiliated with Wexford. Neither this Agreement nor any operation hereunder shall create a general or limited partnership, association or joint venture or agency relationship between the parties.

              B. Introducing Firm shall not, without the prior written approval of Wexford, place any advertisement in any newspaper, publication, periodical or any other media if such advertisement in any manner makes reference to Wexford or to the clearing arrangements set forth in this Agreement; provided, however, that the public parent company of Introducing Firm may name Wexford and accurately describe this Agreement in any filing such company makes with the Securities and Exchange Commission pursuant to either the Securities Act of 1933 or the Securities Exchange Act of 1934.

              C. Should Introducing Firm in any way hold itself out as, advertise or represent that it is the agent of Wexford, Wexford may, at its option, terminate this Agreement and Introducing Firm shall be liable for any loss, liability, damage, claim, cost or expense (including but not limited to reasonable fees and expenses of legal counsel) sustained or incurred by Wexford as a result of such a representation of agency or apparent authority to act as an agent of Wexford or agency by estoppel.

         10.  Deposit of Collateral

              A. To ensure Introducing Firm's performance of its obligations under this Agreement (including, without limitation, the payment of Fees, Introducing Firm Failure Costs, Counterparty Failure Costs and Indemnified Losses), there shall be established a securities holding account with Wexford to be opened in the name of Introducing Firm and designated as the Introducing Firm Collateral Account (the "Collateral Account"). The Collateral Account shall at all times contain cash, securities, or a combination of both, having a market value of not less than the sum required by Wexford as of the date of this Agreement; provided that Wexford shall have the right, in its reasonable discretion, to increase upon not less than three business days notice to Introducing Firm, the Collateral Amount to reflect materially changed conditions relating to the Introducing Firm or its business or an unusually high number or value of unresolved errors or fails with respect to Transactions (the "Collateral Amount"). Said securities shall consist only of direct obligations issued by or guaranteed as to principal and interest by the United States and such other securities as Wexford may in writing consent to, in its sole discretion, from time to time. As collateral security for all of its obligations to Wexford under and with respect to this Agreement, Introducing Firm hereby pledges, assigns and grants a first priority security interest and lien to Wexford in and upon all property from time to time now or hereafter in the Collateral Account, and Wexford shall have all rights and remedies with respect thereto of a secured party under the New York Uniform Commercial Code or other applicable law, as well as its other rights hereunder. Introducing Firm represents and warrants that any Collateral shall be free of any lien, pledge or interest other than that of Wexford. Introducing Firm shall be entitled to receive all cash distributions made on or in respect of the securities unless the market value of the cash and/or securities in the Collateral Account is less than the Collateral Amount. If the Collateral Account consists of cash, Wexford shall pay interest to the Introducing Firm on this cash held from time to time at an agreed upon rate. If at any time the market value of the cash and/or securities in the Collateral Account fall below 90% of the Collateral Amount, as determined by Wexford, Wexford may, by notice to Introducing Firm, demand that Introducing Firm deliver additional collateral to the Collateral Account no later than the third following business day to increase the market value to the full Collateral Amount.

              B. Except as provided herein, Introducing Firm shall not have access to, nor have any right to transfer or withdraw any cash or securities from, the Collateral Account without the prior written consent of Wexford. The Collateral Account shall not be deemed to be margin for any Approved Counterparty accounts.

              C. Wexford shall have the right to deduct the amount of any and all amounts owed to Wexford hereunder, including without limitation, Fees, Introducing Firm Failure Costs and Counterparty Failure Costs and Indemnified Losses, from the securities collateral, and, in such event, Wexford shall have the right to liquidate the securities in a commercially reasonable manner; provided, however, Wexford agrees to deduct the foregoing amounts first from revenue, pursuant to Section 3.C. and then, to the extent revenue is insufficient, from the Collateral Account. Any amounts deducted from revenue or the Collateral Account, which are subsequently determined (by Wexford, mutual agreement, arbitration or otherwise) to be incorrect, excessive or otherwise not the responsibility of Introducing Firm, shall be promptly reimbursed by Wexford to Introducing Firm together with interest thereon (from the date of deduction to the date of reimbursement) calculated at a comparable Treasury rate.

              D. Within thirty (30) days of the termination of this Agreement, Wexford will (a) effect the payment and delivery to Introducing Firm of the funds and/or securities in the Collateral Account, less any amounts Wexford is entitled to withdraw under the preceding paragraph; provided, however, that Wexford may retain in the Collateral Account such amount as it reasonably deems appropriate for its protection from any claim or proceeding of any type then threatened or pending, until the final determination thereof is made, and (b) deliver or cause to be delivered to Introducing Firm (without the reproduction or other copying thereof) all documents and other materials, including customer lists, prepared in connection with this Agreement or the business of Introducing Firm, except for such documents and other materials as Wexford may have destroyed in the normal course of its business or may be required to keep for regulatory purposes or otherwise as may be required by law. In any event, Wexford agrees that no such documents or other materials will be distributed by it to any person or group in or outside Wexford that does not have responsibility for the administration, legal or audit review of this Agreement or transactions thereunder.


         11.  Assignment

                  This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns. Introducing Firm may not assign its rights and/or obligations hereunder without the prior written consent of Wexford, which consent shall not be unreasonably withheld.

         12.  Amendments; Waiver; Integration

                  Any amendment or supplement to this Agreement and any waiver of any rights hereunder must be in writing signed by the Parties. Further, without limiting the foregoing, no failure to enforce a right, no act or pattern of conduct shall constitute an amendment, supplement or waiver. This Agreement supersedes all other agreements between the parties with respect to the subject matter hereof.

         13.  Governing Law

                  This agreement shall be construed and interpreted in accordance with the internal laws of the state of New York without reference to choice of law principles.

         14.  Arbitration

                  Each party agrees that any claim, dispute, grievance or controversy arising under this Agreement or any Transactions executed or arising therefrom or thereunder shall be settled by arbitration pursuant to and in accordance with Article XI of the NYSE Constitution and the NYSE Arbitration Rules. Each party further agrees to service of process in any arbitration proceeding by mailing of copies thereof (by registered or certified mail, if practicable) postage prepaid, or by telex, to it at an address for notices under this Agreement; and agrees that nothing herein shall affect the other party's right to effect service of process in any other manner permitted by NYSE Arbitration Rules, and that each party shall have the right to bring a proceeding for enforcement of a judgment entered by any arbitration panel against the other party in any court or jurisdiction in accordance with applicable law.

         15.  Termination

                  This Agreement may be terminated by either party upon ninety days' written notice given to the other party at any time, or immediately upon written notice following an

                  Event of Default which event shall occur if (i) either party shall fail to perform or observe any term, covenant or condition to be performed or observed by it hereunder and such failure shall continue to be un-remedied for a period of five business days after written notice from the non-defaulting party to the defaulting party specifying the failure and demanding that the same be remedied; (ii) any representation or warranty made by either party shall prove to be incorrect at any time in any material respect; (iii) a receiver, liquidator or trustee of either party, or of any material property held by either party, is appointed by court order; or either party is adjudicated bankrupt or insolvent; or any of its material property is sequestered by court order and such order is not appealed and stayed within fifteen days of its entrance; or a petition is filed against either party under the bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect and is not dismissed within fifteen days of such filing, or (iv) either party makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of either party, or of any property held by either party.

         16.  Notices

                  Written notices shall be properly made if hand delivered, mailed (registered mail) or telecopied ("faxed") to the party entitled to receive such notices at the following address or telephone number:

                       To Introducing Firm:
                       Maxcor Financial Inc
                       2 World Trade Center, 84th Floor
                       New York, N.Y. 10048-0697
                       Tel. No:  (212) 748-7040
                       Fax No.: (212) 748-7049
                       Attn.:  Steven Vigliotti, Chief Financial Officer

                       To Wexford:
                       Wexford Clearing Services Corp.
                       One New York Plaza, 34th Floor
                       New York, New York 10292-2034
                       Tel. No.: 212-778-7772
                       Fax No.: 212-778-7622
                       Attn. Thomas S. Dillon, Executive Vice President

         17.   Miscellaneous

                  There will be no Account opened on behalf of any employee or officer of any New York Stock Exchange member organization, self-regulatory organization or other financial institution without the prior written consent of Wexford.

         This Agreement and all transactions in the Accounts, will be subject to the applicable constitution, rules, by-laws, regulations and customs of any securities market, association, exchange or clearing house where such transactions are effected, and also to all applicable NYSE and NASD Rules and to all U.S. federal and state laws and regulations.

         All telephone conversations in connection with Transactions under the Agreement may be electronically recorded and may be used to resolve any uncertainty or any dispute arising in connection with this Agreement or any transaction hereunder.

         Please indicate your agreement with the foregoing by signing and returning the enclosed copy of this letter.

                            Very truly yours,

                            Wexford Clearing Services Corporation

                            By:      /s/ Thomas S. Dillon
                                     -----------------------------------

                            Name:    Thomas S. Dillon
                                     -----------------------------------

                            Title:   Executive Vice President
                                     -----------------------------------



                            Prudential Securities Incorporated

                            By:      /s/ Daniel Cavanaugh
                                     -----------------------------------

                            Name:    Daniel Cavanaugh
                                     -----------------------------------

                            Title:   Senior Vice President
                                     -----------------------------------



ACCEPTED AND AGREED TO AS OF
THE DATE FIRST SET FORTH ABOVE:

Maxcor Financial Inc

By:      /s/ Keith E. Reihl
         -----------------------------------

Name:    Keith E. Reihl
         -----------------------------------

Title:   Chief Operating Officer
         -----------------------------------

                                                                       Exhibit A
                                                                       ---------

                        Schedule of Specified Securities
                        --------------------------------

      1.       Securitized Adjustable Rate Mortgages

      2.       Asset-backed Securities bearing a credit rating of AA or better

      3. Collateralized Mortgage Obligations bearing a credit rating Have AA or better

      4.       GNMA, FNMA and Freddie Mac Securities

      5.       Brady Bonds

      6.       U.S. Government and Agency Securities

      7.       Sovereign Debt - EuroClear/CEDEL/DTC Eligible

      8.       Euro Bonds

      9.       Corporate Securities

      10.      Convertible Bonds

      11.      Municipal Securities

      12.      High Yield Corporate Bonds

                                                                       Exhibit B
                                                                       ---------

                  RE:  Maxcor Financial Inc.
                       Allocation of Brokerage Account Responsibilities
                       ------------------------------------------------

Ladies and Gentlemen:

         As you know, your account has been introduced to Wexford Clearing Services Corporation ("Wexford"), a wholly owned, fully guaranteed subsidiary of Prudential Securities Incorporated ("PSI"), by your brokerage firm, Maxcor Financial Inc. ("Maxcor"), for the purpose of Wexford's parent, PSI, clearing trades, as fully disclosed principal, in certain specified securities pursuant to the clearing services agreement between Maxcor and Wexford.

         Once Wexford enters a trade on its books, you will be considered a customer of Wexford for purposes of the Securities and Exchange Commission's financial responsibility rules and the Securities Investor Protection Act. Nothing herein shall cause customers of Maxcor to be construed as customers of Wexford for any other purpose..

         In establishing this relationship, Maxcor is acting solely on your behalf and not on behalf of, or as agent of, Wexford. Maxcor shall remain responsible for the ongoing relationship that it has with you, and for the following:

         o Learning your investment objectives and opening, approving and monitoring your account and in all respects complying with Rule 405 of the New York Stock Exchange.

         o Reviewing your account and all orders in it and supervising all investment advice.

         o Accepting or rejecting your orders and correcting errors in trade details in order to transmit only matching transactions to Wexford.

         o Ensuring that all the transactions conducted in your account are in compliance with all applicable law and rules.

         o Responding to any inquiries or complaints you may make concerning your account.

         o Supervising all functions performed by Maxcor's employees, including investment advisory, sales, trading and account opening and approving activities.

         Additionally, Maxcor is responsible to Wexford for supplying all documentation required by Wexford, notwithstanding the fact that Wexford has at all times the right to contact you directly regarding its information requirements. Wexford has at all times the right, exercisable in its sole discretion, to refuse to accept orders for your account.

         Wexford will be responsible for the following areas:

         o Clearing as a principal, transactions in your account pursuant to Maxcor's instruction.

         o  Maintaining books and records and filing regulatory reports.

         o Delivering and receiving funds and securities to or from your account, transfers of securities, payment of dividends or interest and the handling of exchange or tender offers, rights, warrants and redemptions in accordance with the last instructions received either from you or Maxcor.

         o  Safeguarding funds and securities.

         o  Preparing and transmitting confirmations and statements.

         Any questions you may have concerning the conduct of your account should be addressed directly to Maxcor.

         You agree that any and all telephone conversations between us with respect to the contemplated transactions may be tape recorded and we each authorize the other to do so and we each hereby waive further notice of tape recording. In the event of any dispute, tapes can be used in any forum in which a dispute is sought to be resolved.

         THE ATTACHED ADDITIONAL TERMS SET FORTH ADDITIONAL INFORMATION, PROCEDURES AND LIMITATIONS APPLICABLE TO TRANSACTIONS IN YOUR ACCOUNT. PLEASE READ IT CAREFULLY. UNLESS AND UNTIL OTHERWISE AGREED AMONG YOU, WEXFORD AND MAXCOR, THE TERMS OF THIS LETTER, INCLUDING THE ATTACHED ADDITIONAL TERMS, WILL GOVERN ANY TRADES THAT MAXCOR INTRODUCES TO WEXFORD ON YOUR BEHALF.

                            Very truly yours,

                            WEXFORD CLEARING SERVICES CORPORATION


                            By:
                                ----------------------------------
                                Thomas S. Dillon
                                Executive Vice President

                                ADDITIONAL TERMS
                                ----------------

The following are procedures for trades in the specified securities below which will be initiated by Maxcor Financial Inc. ("Maxcor"), and in which you and Wexford Clearing Services Corporation's ("Wexford") parent, Prudential Securities Incorporated ("PSI"), will act as principals. In general, Wexford will be responsible for the booking of trades initiated by Maxcor and approved by Wexford and for maintaining appropriate records of all such transactions and sending you confirmation. Maxcor. is responsible for adherence to those securities laws, regulations and rules, that apply to it regarding its own operations and for supervision of its own personnel.

Authorized employees of Maxcor may, by telephone, directly contact your trading desk to initiate transactions between you and Wexford. However, such employees of Maxcor will not be acting as agent for Wexford and no proposed transaction will be deemed approved or confirmed by Wexford and no such transaction will be consummated by Wexford until your trading desk compares the transaction by telephone with Wexford's authorized personnel and Wexford directly confirms by telephone the transaction. Wexford's parent, PSI, will act as a principal in each of these back-to-back transactions only after each side, i.e., the purchase side and the sell side is independently and severally confirmed by Wexford's authorized personnel. Exceptions to telephonic confirmation will be if trades are confirmed via GSCC for Government Securities; MBSCC for Mortgage-backed Securities; MATCH-EM System operated by Emerging Markets Clearing Corporation, or EuroClear, or CEDEL for Euro Bonds and Emerging Debt Securities (LDC's); and GEMS MATCH-EM System or EuroClear or CEDEL for Brady Bonds. Wexford agrees that once a transaction has been so confirmed, Wexford's parent, PSI, is thereafter acting as principal in the trade, and you agree that you will always act as principal on the other side of the trade. All your customary documentation for trades in which you act as principal, regardless of how initiated, should be sent directly to Wexford and Wexford will send you its usual documentation.

The specified securities are: Securitized Adjustable Rate Mortgages; Asset-backed Securities bearing a credit rating of AA or better; CMO's bearing a credit rating of AA or better; GNMA, FNMA and Freddie Mac Securities; Brady Bonds; U.S. Government and Agency Securities; Sovereign Debt/ EuroClear/CEDEL eligible; Euro Bonds; Corporate Bonds; Convertible Bonds; Municipal Securities; High Yield Corporate Bonds.

Euro and Brady Bond transactions should be submitted to Ken Shore for comparison. Our number is (212) 778-2872; FAX (212) 778-8115/7244/7962.
Confirmations should be sent to Wexford Clearing Services Corporation, Attn: Ken Shore, One New York Plaza, and 34th floor, New York, N.Y. 10292.

Mortgage trades should be submitted to Len Bialous for comparison. Our number is 212-778-7719; FAX (212) 778-8184. Confirmations of such trades should be sent to Wexford Clearing Services Corporation, Attn: Len Bialous, One New York Plaza, 34th floor, New York, N.Y. 10292.

Government trades should be submitted to Bruce Wallace for comparison. Our number is (212) 778-3376. Confirmations of such trades should be sent to:
Wexford Clearing Services Corporation, Attn: Bruce Wallace, One New York Plaza, 12th Floor, New York, NY 10292.

Corporate and Equity transactions should be submitted to Hilda Mele for comparison. Our number is (212) 778-7746; FAX (212) 778-8184. Confirmations should be sent to Wexford

Clearing Services Corporation, Attn: Hilda Mele, One New York Plaza, and 34th floor, New York, N.Y. 10292.

Attached please find a complete list of all delivery instructions.

                                   Schedule A
                                   ----------

Schedule A has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.